Exhibit 10.53
TRIDENT MICROSYSTEMS, INC.
FIRST HALF FISCAL 2011 EXECUTIVE INCENTIVE PLAN
     The following are the terms of the First Half 2011 Executive Incentive Plan approved by the Compensation Committee of the Board of Directors (the “Committee”) of Trident Microsystems, Inc. (the “Company”) on February 4, 2011 (the “Plan”).
A. Purpose
     1. The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers, as determined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (each, an “Officer” and collectively, the “Officers”), for driving the Company to achieve specific corporate objectives and for achieving individual performance goals.
     2. The Plan provides for the payment of bonuses based upon the Company’s achievement of revenue, operating margin and cash targets.
B. Eligibility
     1. In order to be eligible to receive a bonus for a Performance Period (as defined in Section D) under the Plan, an Officer must:
          a. be designated for participation in the Plan by the Committee;
          b. unless otherwise determined by the Committee, be on the active payroll of the Company (i) on June 30, 2011; and (ii) on the date that bonuses are paid for the Performance Period, subject to applicable law and unless involuntarily terminated by the Company without Cause (as defined in the Amended and Restated Executive Retention and Severance Plan, as amended from time to time) effective as of a date after June 30, 2011; and
          c. comply with any rules of the Plan as established in writing by the Committee and communicated to the Officers in advance of their effectiveness.
C. Determination of Bonus Amounts
     1. Target Bonus. Each Officer will have an “Individual Bonus Percentage” (as set forth in Section D) and a “Semi-Annual Individual Target Bonus” (as defined in Section D), which will vary depending on such Officer’s position and responsibilities in the Company.
     2. Achievement Percentages.
          a. Target Levels. The Committee shall determine the amounts of Total Revenue, Operating Margin and Total Cash, respectively, representing Target Revenue, Target Operating Margin and Target Cash, respectively, for the Performance Period as soon as practicable following the beginning of such Performance Period.
          b. Determination of Achievement. Following the end of the Performance Period, the Committee shall review the levels of Total Revenue, Operating Margin and Cash for the Performance Period and determine the Revenue Achievement Percentage, Operating Margin Percentage and Cash Achievement Percentage, subject to the following ranges:

	Achievement Percentage
	Minimum	Target	Maximum
Revenue	0%	10.0%	20.0%
Operating Margin	0%	7.5%	15.0%
Cash	0%	7.5%	15.0%
The Revenue Achievement Percentage, Operating Margin Percentage and Cash Percentage will not vary based upon an Officer’s position and responsibilities and will be applicable to all Officers meeting the eligibility criteria set forth in Section B.1 (an “Eligible Officer”).
     4. Individual Bonus Determination.
          a. The Committee shall then calculate for each Eligible Officer the dollar amount determined by multiplying (i) such Eligible Officer’s Semi-Annual Individual Target Bonus, by (ii) the aggregate of the Revenue Achievement Percentage, Operating Achievement Percentage and Cash Achievement Percentage (the “Calculated Bonus”).
          b. In furtherance of the Company’s pay-for-performance philosophy, the Committee may, in its sole discretion, determine to increase or decrease the amount of the Calculated Bonus, or eliminate any Calculated Bonus, based upon such Eligible Officer’s individual performance in his or her position with the Company or such other factors as the Committee may determine; provided (a) the final Calculated Bonus for such Eligible Officer, after such adjustment (if any) (the “Final Bonus”) may not exceed 200% of his or her Semi-Annual Individual Target Bonus, and (b) the aggregate amount of the Final Bonus payable to all Eligible Officers may not exceed the total bonus pool determined by the Committee to be available for distribution to all of the Company’s executives under its semi-annual incentive plans.
          c. Unless the Committee determines otherwise, any Officer who is hired on or before May 1, 2011 and meets the eligibility criteria set forth in Section B.1 will be paid a pro rata portion of his or her Final Bonus based upon the number of business days served by him or her during the Performance Period relative to the total number of business days in such Performance Period.
D. Definitions.
     1. “Cash” will mean the ending cash balance of the Company as of June 30, 2011.
     2. “Operating Margin” means the amount (measured in U.S. dollars on a GAAP basis) resulting from Total Revenue minus total cost of goods sold and total operating expenses (before taxes and interest) for the Performance Period, with such adjustments thereto (if any) as are approved by the Committee following the Performance Period.
     3. “Performance Period” means the first semi-annual period of the Company’s fiscal year ending December 31, 2011.
     4. “Semi-Annual Individual Target Bonus” means the dollar amount equal to (i) an Officer’s base salary multiplied by such Officer’s Individual Bonus Percentage, multiplied by (ii) 50%.
     5. “Total Revenue” means the amount of net revenue (measured in U.S. dollars) derived from the sale of all products and services of the Company during the Performance Period.
E. Individual Bonus Percentage, Operating Margin Percentage and Strategic Objective Percentage
     1. The “Individual Bonus Percentage” for each Officer under the Plan, which varies depending on his or her position and responsibilities in the Company, is as follows:

Individual
Bonus
Name and Title	Percentage
Philippe Geyres, Interim CEO	100%
Pete J. Mangan, Chief Financial Officer and Executive Vice President of Finance	65%
David L. Teichmann, Executive Vice President, General Counsel and Corporate Secretary	75%
Richard Janney, Vice President and Corporate Controller	40%
E. Administration and Plan Changes
     The Plan will be administered by the Committee, which will have the sole discretion and authority to administer and interpret the Plan (including, without limitation, to prescribe additional rules and regulations hereunder), and the decisions of the Committee will in every case be final and binding on all persons having an interest in the Plan. The Committee may modify the corporate financial goals with the advice and counsel of the CEO and CFO at any time during the performance period and may elect to grant bonuses to Eligible Officers even if the corporate financial goals are not met. The Committee retains the absolute discretion to amend, modify or terminate the Plan at any time.
F. Form and Timing of Payments
     The Final Bonus earned by each Eligible Officer shall be payable in the form of a fully vested restricted stock award under the Company’s 2010 Equity Incentive Plan, based upon the closing price of the Company’s common stock on the grant date, as reported by the Nasdaq Stock Market. Notwithstanding the foregoing, the Committee may elect in its sole discretion to pay some or all of the Final Bonus earned by one or more of the Eligible Officers to such Eligible Officer(s) in cash. Bonus amounts payable in the form of restricted stock awards shall be granted subject to the prior approval of the Committee and pursuant to the terms of the Company’s equity award granting procedures, as they may be amended from time to time.